Filed Pursuant to Rule 424(b)(5)
Registration No. 333-191533

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2013

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 2, 2013)

$

Leucadia National Corporation

$  % Senior Notes due 2023

The Company

We are a diversified holding company engaged through our consolidated subsidiaries in a variety of businesses. On March 1, 2013, Jefferies Group LLC (“Jefferies”), a global full-service, integrated securities and investment banking firm, became our wholly-owned subsidiary. We are also engaged in beef processing, manufacturing, gaming entertainment, real estate activities and medical product development.

The Notes

We are offering $  aggregate principal amount of our  % Senior Notes due 2023 (the “notes”).

Maturity Date. The notes will mature on  , 2023.

Interest. We will pay interest on the notes in cash semi-annually in arrears on  and  of each year, beginning on  , 2014.

Ranking. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to all existing and future indebtedness (including secured indebtedness) of our subsidiaries.

Optional Redemption. We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.”

Change of Control Offer. If we experience a Change of Control Triggering Event (as defined herein), we will be required to offer to repurchase the notes from holders as described under the heading “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Investing in the notes involves a high degree of risk. See “Risk Factors” section beginning on page S-7 herein, and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q, filed on August 6, 2013, which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note (1)	Total
Initial Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Leucadia (before expenses)	%	$

(1)	Plus accrued interest, if any, from the date of initial issuance.

We expect that delivery of the notes will be made through The Depository Trust Company in New York, New York on or about  , 2013.

Jefferies

The date of this prospectus supplement is  , 2013

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in the accompanying prospectus. As allowed by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as the accompanying prospectus. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC to make your investment decision. We have not, and the underwriter has not, authorized anyone to provide you with different or additional information.

Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying prospectus or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents or the date such documents are filed with the SEC, as the case may be. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made under this prospectus supplement nor the accompanying prospectus will, under any circumstances, imply that the information in this prospectus supplement or the accompanying prospectus is correct as of any date after the date of this prospectus supplement or the accompanying prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement will supersede the information in this prospectus supplement and the accompanying prospectus.

We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this prospectus supplement and the accompanying prospectus, the words “will,” “could,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends” and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those discussed or identified from time to time in our public filings, including without limitation our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2013 and June 30, 2013, such as:

■	potential acquisitions and dispositions of our operations and investments could change our risk profile;

■	recent changes in our key executives could cause our investments to be less successful than in the past;

■	the effect of recent legislation and new pending regulation under the Dodd-Frank Act on Jefferies;

■	international legal, regulatory, political and economic and other risks associated with Jefferies business;

■	new financial legislation that could adversely affect Jefferies revenues and profitability, impose additional costs on operations or require changes in business practices;

■	economic downturns, including a downgrade of the U.S. credit rating and Europe’s debt crisis, or a prolonged recession;

■	price volatility and price declines in Jefferies debt securities and loss of revenues, clients and employees as a result of unfounded allegations;

■	credit-rating agency downgrades;

■	risks of loss relating to Jefferies principal trading and investments;

■	credit risk associated with nonperformance by Jefferies counterparties or customers;

■	a disruption of Jefferies business due to systems processing or other operational failures;

■	risk associated with Jefferies hedging and derivative transactions;

■	risks associated with the increased volatility in raw material prices and the availability of key raw materials;

■	outbreaks of disease affecting livestock;

■	product liability due to contaminated beef;

■	volatility in the volume and prices at which beef products are sold;

■	political and economic risks in foreign countries where National Beef Packing Company, LLC (“National Beef”) operates as well as foreign currency fluctuations;

■	costs to comply with environmental regulations;

■	failure to profitably grow National Beef’s case ready business;

■	failure to comply with government laws and regulations and costs associated with compliance;

■	unfavorable labor relations with our employees;

■	declines in the U.S. housing and commercial real estate markets;

■	reliance on patronage from the Gulf Coast region for our gaming entertainment business;

■	an inability to insure certain risks economically;

■	increases in mortgage interest rate levels or the lack of available consumer credit for our real estate development projects;

■	obtaining significant funding, regulatory approvals and purchase commitments from third parties to develop large scale energy projects;

■	ability to maintain certain specified credit ratings to keep mortgage servicing rights for our 50% equity interest in Berkadia Commercial Mortgage LLC’s (“Berkadia”) business;

■	risks associated with originating certain loans for Fannie Mae;

■	the inability of Sangart, Inc. (“Sangart”) to obtain significant funding for medical product development and clinical trial activities;

■	changes in existing government and government-sponsored mortgage programs and the loss of or changes in Berkadia’s relationships with the related governmental bodies;

■	exposure to credit and interest rate risks from Berkadia’s non-governmental loan programs;

■	the inability of Berkadia to repay its commercial paper borrowings;

■	declines in revenues from new and used car sales;

■	volatility in the value of our owned financial instrument portfolio;

■	intensified competition in the operation of our businesses or for skilled management and other employees;

■	weather related conditions and significant natural disasters, including hurricanes, tornadoes, windstorms, earthquakes and hailstorms;

■	the security of our information technology systems and those of our third party providers;

■	liability associated with legal proceedings;

■	ability to generate sufficient taxable income to fully realize tax benefits attributable to our net operating losses (“NOLs”);

■	changes in government tax policies in foreign and domestic jurisdictions; and

■	dividend payments on our common shares.

Accordingly, we caution you against relying on these forward-looking statements, which are applicable only as of the date of this prospectus supplement. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement and the accompanying prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto in the accompanying prospectus and the documents incorporated by reference herein and therein. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated herein and therein by reference. Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus supplement to “Leucadia,” “we,” “us,” “our,” “our company” or “the company” refer to Leucadia National Corporation, a New York corporation, and its direct and indirect subsidiaries.

Our Company

We are a diversified holding company engaged through our consolidated subsidiaries in a variety of businesses. On March 1, 2013, Jefferies, a global full-service, integrated securities and investment banking firm, became our wholly-owned subsidiary. We are also engaged in beef processing, manufacturing, gaming entertainment, real estate activities and medical product development. We also own equity interests in operating businesses which are accounted for under the equity method of accounting. We concentrate on return on investment and cash flow to maximize long-term shareholder value. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses. Changes in the mix of our businesses and investments should be expected.

Jefferies LLC (formerly Jefferies & Company, Inc.), was founded in the U.S. in 1962 and its first international operating subsidiary, Jefferies International Limited, was established in the U.K. in 1986.

Our beef processing operations are conducted through our 78.9% interest in National Beef. National Beef processes, packages and delivers fresh and frozen beef and beef by-products for sale to customers in the United States and international markets.

Our manufacturing operations are conducted through Idaho Timber, LLC (“Idaho Timber”) and Conwed Plastics, LLC (“Conwed Plastics”). Idaho Timber is headquartered in Boise, Idaho and primarily remanufactures dimension lumber and remanufactures, packages and/or produces other specialized wood products. Conwed Plastics manufactures and markets lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, packaging, agricultural, carpet padding, filtration and consumer products.

Our gaming entertainment operations are conducted through Premier Entertainment Biloxi LLC (“Premier”), which is the owner of the Hard Rock Hotel & Casino Biloxi (“Hard Rock Biloxi”), located in Biloxi, Mississippi.

Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land.

Our medical product development operations are conducted through Sangart. Sangart is developing a product called MP4OX, which is a solution of cell-free hemoglobin administered intravenously to provide rapid oxygen delivery to oxygen deprived tissues.

Our principal executive offices are located at 520 Madison Avenue, New York, New York 10022. Our telephone number is (212) 460-1900. Our website is http://www.leucadia.com. The information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus supplement entitled “Description of Notes” contains a more detailed description of the terms and conditions of the notes.

Issuer	Leucadia National Corporation.
Notes Offered	$ million aggregate principal amount of % Senior Notes due 2023.
Maturity Date	The notes will mature on , 2023.
Interest Rate	We will pay interest on the notes at an annual rate of %.
Interest Payment Dates	We will make interest payments on the notes in cash semi-annually in arrears on and of each year, beginning on , 2014.
Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to all existing and future indebtedness (including secured indebtedness) of our subsidiaries.

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.”
Change of Control Offer

If we experience a Change of Control Triggering Event (as defined herein), we will be required to offer to repurchase the notes from holders as described under the heading “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Restrictive Covenants	The indenture governing the notes will contain covenants that, among other things, limit:
■ our ability to incur liens; and
■ our ability to consummate certain mergers.
These covenants are subject to a number of important exceptions described in “Description of Notes.”
Form of Notes

The notes will be issued in book-entry form and will be represented by global certificates in denominations of $2,000 and integral multiples of $1,000 in excess thereof, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company.

Absence of a Public Market for the Notes

We do not intend to apply for listing of the notes on any securities exchange. We cannot assure you that a liquid market for the notes will be developed or maintained. The underwriter has advised us that it intends to make a market in the notes. The underwriter is not obligated, however, to make a market in the notes and any such market may be discontinued by the underwriter in its sole discretion at any time without notice. See “Underwriting.”

Use of Proceeds

We estimate the net proceeds from the issuance of the notes will be approximately $   million. We intend to use the net proceeds from the offering for the repayment, repurchase and/or redemption of our 8 1/8% senior notes maturing in 2015 and general corporate purposes. Pending the specific uses described above, we intend to invest the net proceeds in short-term investment grade obligations. See “Use of Proceeds.”

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below, as well as those risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus under the caption “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013, before making a decision to invest in the notes. The risks and uncertainties described in such Quarterly Reports and below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem not to be material may also impair our business operations or adversely affect our results of operations or financial condition. If any of such risks actually occur, our business and results of operations could be materially affected. In that case, you could lose all or part of your investment in the notes.

Risks Related to this Offering

The level of our indebtedness could adversely affect our financial condition and therefore make it more difficult for us to fulfill our obligations under the notes.

As of June 30, 2013, without giving effect to the completion of this offering, we would have had total indebtedness of $7.6 billion, consisting of $858 million of senior debt, $98 million of subordinated debt and $6.6 billion of subsidiary debt.

Our substantial indebtedness level and interest expense could have important consequences to our company and you, including:

■	limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, funding of future acquisitions or other general corporate purposes;

■	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service the debt;

■	increasing our vulnerability to general adverse economic and industry conditions;

■	placing us at a competitive disadvantage as compared to our competitors that have less leverage;

■	limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; and

■	limiting our ability or increasing the costs to refinance indebtedness.

Although we have substantial indebtedness outstanding, the indenture governing the notes will permit us to incur additional indebtedness in the future. If we or our subsidiaries incur additional debt, the risks we now face as a result of our leverage could intensify.

The indenture governing the notes will not contain financial covenants or meaningful restrictions on us or our subsidiaries.

Neither we nor any of our subsidiaries will be restricted from incurring additional debt or other liabilities under the indenture governing the notes offered hereby. If we incur additional debt or other liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. The indenture will not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. In addition, we will not be restricted from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock or our outstanding debt under the indenture.

Our credit ratings may not reflect all risks of your investment in the notes.

The notes are rated as investment grade by nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Your right to receive payments on the notes is effectively subordinated to all existing and future indebtedness (including secured indebtedness) and other liabilities of our subsidiaries, including Jefferies.

The notes will be effectively subordinated to all existing and future indebtedness (including secured indebtedness) of our subsidiaries. As of June 30, 2013, our subsidiaries had approximately $34.6 billion of indebtedness and other liabilities outstanding, including trade payables but excluding intercompany obligations. The indenture governing the notes does not restrict the ability of our subsidiaries to incur indebtedness and as a result our subsidiaries are permitted to incur a substantial amount of additional indebtedness under the indenture. Accordingly, in the event of a bankruptcy, liquidation or reorganization affecting us or any of our subsidiaries, your rights to receive payment effectively will be subordinated to the creditors of those subsidiaries.

We may be unable to repurchase the notes upon a Change of Control Triggering Event.

If we experience a Change of Control Triggering Event, as defined in “Description of Notes,” we will be required to make an offer to repurchase all of your notes at a purchase price equal to 101% of the aggregate principal amount thereof. We cannot assure you that we will have sufficient funds or be able to arrange for additional financing to repurchase notes tendered to us following a Change of Control Triggering Event.

There is no public market for the notes and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The notes are a new issue of securities and there is no existing trading market for the notes. Although the underwriter has informed us that it intends to make a market in the notes, it has no obligation to do so and may discontinue making a market at any time without notice. In addition, any market making activity will be subject to the limits imposed by applicable law. As a result, we cannot assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell the notes will be favorable. If a liquid market is established, various factors could have a material adverse effect on the trading of the notes, including fluctuations in prevailing interest rates.

Changes in our credit ratings or the financial and credit markets could adversely affect the market prices of the notes.

The future market prices of the notes will be affected by a number of factors, including:

■	our ratings with major credit rating agencies;

■	the prevailing interest rates being paid by companies similar to us; and

■	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. These fluctuations could have an adverse effect on the prices of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that credit rating agencies will continue to rate the notes or that they will maintain their ratings on the notes. A negative change in our rating could have an adverse effect on the market prices of the notes.

USE OF PROCEEDS

We estimate the net proceeds from the issuance of the notes will be approximately $  million. We intend to use the net proceeds from the offering for the repayment, repurchase and/or redemption of our 8 1/8% senior notes maturing in 2015 and general corporate purposes. Pending the specific uses described above, we intend to invest the net proceeds in short-term investment grade obligations.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of June 30, 2013 on a historical basis and as adjusted to give effect to this offering.

You should read the table below in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, each of which is incorporated by reference in this prospectus supplement.

	As of June 30, 2013
	Actual	As Adjusted
	(Dollars in thousands)
Cash and Cash Equivalents(a)	$3,553,645	$

Long-term debt(b):
Parent Company Debt:
Senior Notes:
7 3/4% Senior Notes due August 15, 2013(a)	$94,492		$—
7% Senior Notes due August 15, 2013(a)	307,426		—
8 1/8% Senior Notes due September 15, 2015	455,949		455,949
Notes offered hereby	—
Subordinated Notes:
3 3/4% Convertible Senior Subordinated Notes due April 15, 2014	97,581		97,581
Subsidiary Debt (non-recourse to Parent Company):
Jefferies:
5.875% Senior Notes, due June 8, 2014	261,069		261,069
3.875% Senior Notes, due November 9, 2015	520,268		520,268
5.5% Senior Notes, due March 15, 2016	378,060		378,060
5.125% Senior Notes, due April 13, 2018	859,688		859,688
8.5% Senior Notes, due July 15, 2019	870,859		870,859
6.875% Senior Notes, due April 15, 2021	873,434		873,434
2.25% Euro Medium Term Notes, due July 13, 2022	4,557		4,557
5.125% Senior Notes, due January 20, 2023	626,744		626,744
6.45% Senior Debentures, due June 8, 2027	384,044		384,044
3.875% Convertible Senior Debentures, due November 1, 2029	350,263		350,263
6.25% Senior Debentures, due January 15, 2036	513,485		513,485
6.50% Senior Notes, due January 20, 2043	422,382		422,382
Secured credit facility, due August 26, 2014	75,000		75,000
National Beef Term Loans	268,250		268,250
National Beef Revolving Credit Facility	170,304		170,304
Other	25,621		25,621

Long-term Debt	7,559,476

Mezzanine Equity(c):
Redeemable noncontrolling interests in subsidiary	213,640		213,640
Mandatorily redeemable convertible preferred shares	125,000		125,000

Mezzanine Equity	338,640		338,640

	As of June 30, 2013
	Actual	As Adjusted
	(Dollars in thousands)
Shareholders’ equity(d):
Common shares, par value $1 per share, authorized 600,000,000 shares; 364,377,512 and 244,582,588 shares issued and outstanding, after deducting 46,580,091 and 47,006,711 shares held in treasury	$364,378		$364,378
Additional paid-in capital	4,864,035		4,864,035
Accumulated other comprehensive income	440,950		440,950
Retained earnings	4,354,244		4,354,244

Total Leucadia National Corporation shareholders’ equity	10,023,607		10,023,607

Noncontrolling interest	9,460		9,460

Total equity	10,033,067		10,033,067

Total	$17,931,183	$

(a)

In August 2013, we repaid both series of our Senior Notes due August 15, 2013 with cash on hand. In addition, the net proceeds from the notes offered hereby has been reflected as an increase in as adjusted cash and cash equivalents, pending the use of proceeds described herein.

(b)

For information with respect to the interest rates, priorities and restrictions relating to outstanding long-term debt, see Note 13 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Note 17 of Notes to Interim Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

(c)

For information with respect to mezzanine equity, see Note 14 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Note 18 of Notes to Interim Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

(d)

For information with respect to stock awards, see Note 15 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Note 21 of Notes to Interim Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. For information with respect to contingent obligations, see Note 22 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Note 24 of Notes to Interim Consolidated Financial Statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

DESCRIPTION OF NOTES

The notes are to be issued under an indenture to be dated as of the issue date (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of the issue date (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This Description of Notes summarizes certain provisions of the Indenture and makes use of defined terms in the Indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, and terms made a part of the Indenture by reference to the Trust Indenture Act. We urge you to read the Indenture and the Trust Indenture Act because they, and not this description, define your rights as a holder of notes. Copies of the Indenture are available from the Company as described below under the heading “Where You Can Find More Information.”

You can find the definitions of certain terms used in this Description of Notes throughout this Description of Notes. As used in this Description of Notes, references to “we,” “us” or “the Company” mean Leucadia National Corporation (and its successors in accordance with the terms of the Indenture) and not any of its subsidiaries.

General

The notes constitute a separate series of securities under the Base Indenture and will bear interest from the date of their initial issuance at the applicable rate shown on the cover page of this prospectus supplement, payable in cash semi-annually in arrears on  and  of each year to the noteholders of record at the close of business on the  and   (whether or not a business day) immediately preceding such interest payment date, beginning on  , 2014. The initial aggregate principal amount of the notes is $  . The notes will mature on  , 2023. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will be general unsecured obligations of the Company.

We may, without the consent of the holders, issue additional notes (“Additional Notes”) having the same terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any Additional Notes, together with the notes, will constitute a single series of notes and will vote together as one class on all matters with respect to the notes; provided, however, that any Additional Notes that are not fungible with existing notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and other identifying number from such existing notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the notes include any Additional Notes actually issued.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to all existing and future indebtedness (including secured indebtedness) of our subsidiaries. Had the notes been issued as of June 30, 2013, they would have been effectively subordinated to approximately $34.6 billion of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations.

The notes will rank equal in right of payment with the Company’s 8 1/8% Senior Notes due 2015. The notes will rank senior in right of payment to the Company’s 3 3/4% Convertible Senior Subordinated Notes due 2014.

Optional Redemption

At any time or from time to time prior to  , 2023, we will have the right at our option to redeem the notes, in whole or in part, on at least 30 days’ but not more than 60 days’ prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus  basis points; plus, accrued and unpaid interest on the principal amount of the notes to be redeemed to the redemption date.

At any time or from time to time on or after  , 2023, we will have the right at our option to redeem the notes, in whole or in part, on at least 30 days’ but not more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the notes to be redeemed; plus, accrued and unpaid interest on the principal amount of the notes to be redeemed to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means Jefferies LLC, or an affiliate, which is a primary U.S. government securities dealer in the United States of America and its successor plus two other primary U.S. government securities dealers in the United States of America designated by us; provided, however, that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States of America (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

On and after a redemption date, interest will cease to accrue on the notes called for redemption or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee by such method as the trustee will deem fair and appropriate; provided, however, that no notes of a principal amount of $2,000 or less shall be redeemed in part.

Sinking Fund

The notes are not subject to sinking fund payments.

Certain Covenants

The Indenture will contain the following covenants:

Limitations on Liens.

The Indenture provides that we will not, and will not permit any Material Subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money (“Indebtedness”) if such Indebtedness is secured by a Lien on (including any pledge of or security interest in) any shares of common stock of any Material Subsidiary, without providing that the notes and, at our option, any other Indebtedness ranking equally and ratably with such Indebtedness, is secured equally and ratably with (or prior to) such other secured Indebtedness, except that the foregoing restriction shall not apply to (i) any Lien on any shares of common stock of any Material Subsidiary acquired after the date of the Indenture to secure or provide for the payment of the purchase price or acquisition cost thereof, (ii) any Lien on shares of common stock of any Material Subsidiary acquired after the date of the Indenture existing at the time such Material Subsidiary is acquired, (iii) Liens in favor of the Company or any Subsidiary, and (iv) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in clauses (i) through (iv), inclusive.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement or other security interest or encumbrance of any kind (including any agreement to give any security interest).

“Material Subsidiary” means any Subsidiary of the Company; provided that the Company’s investments in and advances to such Subsidiary at the date of determination thereof, without giving effect to any write-downs in such investments or advances taken within the prior 12 months, represent 20% or more of the Company’s total shareholders’ equity as of such time determined in accordance with generally accepted accounting principles; provided, however, that this definition shall not include any Subsidiary if, at the time that it became a Subsidiary, the Company contemplated commencing a voluntary case or proceeding under Title 11 or U.S. Code or any similar Federal or state law for the relief of debtors with respect to such Subsidiary.

Limitations on Mergers and Sales of Assets.

The Indenture provides that we will not merge or consolidate or transfer our assets substantially as an entirety (i.e., 90% or more) to any person, unless:

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either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, (i) is an entity treated as a “corporation” for U.S. tax purposes or we obtain either (x) an opinion of tax counsel of recognized standing reasonably acceptable to the trustee, or (y) a ruling from the U.S. Internal Revenue Service, in either case to the effect that such merger or consolidation, or such transfer or lease, will not result in an exchange of the notes for new debt instruments for U.S. federal income tax purposes, and (ii) expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and all of our other obligations under the Indenture;

■	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the Indenture; and

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the Company has delivered to the Trustee a written opinion of counsel to the Company or other counsel who shall be reasonably acceptable to the Trustee, as conclusive evidence that any such merger, consolidation, or transfer and any assumption permitted or required complies with the Indenture.

The restrictions in the second bullet above shall not be applicable to:

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the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

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the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of our state of incorporation).

As defined in the Indenture, the word “corporation” includes limited liability companies as well as certain other entities which are not business corporations.

The foregoing shall not apply to any intracompany transfer of assets to or among any of our subsidiaries.

In the event of any transaction described in and complying with the conditions listed in this covenant in which we are not the continuing entity, the successor person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of us, and we would be discharged from all obligations and covenants under the Indenture and the notes. We may, in our discretion, add a subsidiary which is a business corporation as a co-obligor on debt securities issued under the Indenture if the successor person is not a business corporation.

Offer to Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, we will be required to make an offer (a “Change of Control Offer”) to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to the notes, we will be required to mail a notice to each holder of notes stating:

(1) that the Change of Control Offer is being made pursuant to the covenant entitled “Offer to Repurchase Upon a Change of Control Triggering Event”;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;

(4) that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such notes purchased;

(6) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(7) any other information material to such holder’s decision to tender notes.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) of the definition thereof if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding Company.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes required in the event of a Change of Control Triggering Event. Due to the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the notes tendered upon a Change of Control Triggering Event. See “Risk Factors—Risks Related to this Offering—We may be unable to repurchase the notes upon a Change of Control Triggering Event.” There can be no assurance that the Company will have sufficient funds or the financing to satisfy its obligations to repurchase the notes and other indebtedness that may come due upon a Change of Control. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture.

Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain any provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

“Change of Control” means the occurrence of any one of the following:

(1) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(2) the first day on which the majority of the members of our Board of Directors cease to be Continuing Directors; or

(3) the adoption of a plan relating to the liquidation or dissolution of us.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Fitch” means Fitch Ratings, or any successor to its rating business.

“Investment Grade” is defined as BBB- or higher by S&P or Fitch or Baa3 or higher by Moody’s or the equivalent of such ratings by Moody’s or S&P or Fitch.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating business.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture.

“Ratings Decline” means within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by us to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the “Trigger Period”), the rating of the notes shall be reduced by at least two Rating Agencies and the notes shall be rated below Investment Grade by each of the Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have had a Ratings Decline to below Investment Grade by at least two of the three Rating Agencies during that Trigger Period; provided that a Ratings Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Decline for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee or us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Decline).

“S&P” means Standard & Poor’s Ratings Group, Inc. or any successor to its rating business.

“Voting Stock” with respect to any person, means securities of any class of Capital Stock of such person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such person.

The Trustee

The Bank of New York Mellon will be the Trustee under the Indenture.

The noteholders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture will provide that, in case an Event of Default shall occur and be continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the noteholders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Events of Default and Notice Thereof

The term “Event of Default” when used in the Indenture shall mean any one of the following: (i) failure to pay interest for 30 days or principal when due (including premium, if any); (ii) failure to perform any covenants not described in clause (i) for 30 days after receipt of notice; (iii) the occurrence of a default in the payment when due of principal of, or interest on, or other amounts payable in respect of, any instrument evidencing or securing other indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $50,000,000 or more; (iv) the occurrence of any other event of default under an instrument evidencing or securing other indebtedness of the Company or any Material Subsidiary of the Company in the aggregate principal amount of $50,000,000 or more resulting in the acceleration of such indebtedness, which acceleration is not rescinded or annulled pursuant to the terms of such instrument; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company or any Material Subsidiary of the Company.

The Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default, provide to the noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace or notice); provided that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the notes, the Trustee shall be protected in withholding such notice if and so long the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the noteholders. The term “Responsible Officer” when used with respect to the Trustee, shall mean an officer of the Trustee in the office of the Trustee, having direct responsibility for administration of the Indenture, and also, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of an familiarity with the particular subject.

In case an Event of Default (other than an Event of Default with respect to the Company specified in clause (v) above) shall have occurred and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to the Company and to the Trustee, may declare to be due and payable immediately the outstanding principal amount and accrued interest, premiums, penalties and other amounts in respect of the notes and the Indenture. Such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal, premium, if any, or interest on the notes) may be waived by the holders of a majority in principal amount of the notes, upon the conditions provided in the Indenture.

If an Event of Default with respect to the Company specified in clause (v) above occurs, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

The Indenture will include a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

Modification of the Indenture

Under the Indenture, the rights and obligations of the Company and the rights of noteholders may be modified by the Company and the Trustee only with the consent of the noteholders holding a majority in principal amount of the notes then outstanding; but no extension of the maturity of any notes, or reduction in the interest rate or premium, if any, or extension of the time of payment of principal of (including premium, if any) or interest on, or any other modification in the terms of payment of the principal of, or premium, if any, or interest on the notes or reduction of the percentage required for modification will be effective against any noteholder without its consent. The holders of a majority in principal amount of notes then outstanding may waive compliance by the Company with certain covenants, including those described under “—Offer to Repurchase Upon a Change of Control Triggering Event.”

Satisfaction and Discharge of Indenture

The Indenture will be discharged and cancelled upon payment of all the notes or upon deposit with the Trustee, within not more than one year prior to the maturity of the notes or the date on which all of the notes are to be called for redemption, of funds sufficient for such payment.

Book-Entry Procedures; Delivery, Form, Transfer and Exchange

The notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”) and will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC’s Participants (as defined below), including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, Societe anonyme (“Clearstream”), which in turn have accounts at Direct Participants of DTC.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its Participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.

Except in certain limited circumstances, the Global Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form, except in certain limited circumstances. See “—Exchange of Interests in Global Notes for Certificated Notes.”

Initially, the Trustee will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Certain Depository Procedures

The description of the operations and procedures of DTC, Euroclear and Clearstream contained in this prospectus supplement is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to change by them from time to time. Neither we, the Trustee nor the underwriter takes any responsibility for these operations and procedures, and we urge investors to contact the applicable system or its participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the “Direct Participants”) and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other Persons that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the “Indirect Participants” and, together with the Direct Participants, the “Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants.

DTC has advised us that, pursuant to DTC’s procedures, (i) upon deposit of the Global Notes, DTC will credit the account of each Direct Participant designated by the underwriter with the portion of the principal amount of each Global Note that has been allocated to such Direct Participant by the underwriter, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in each Global Note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in such system or indirectly through organizations that are Direct Participants in such system. All interests in the Global Notes, including those of customers’ securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail your ability to transfer your beneficial interest in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, your ability to pledge your beneficial interest in a Global Note to Persons that are not Direct Participants in DTC, or to otherwise take action in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the notes, see “—Exchange of Interests in Global Notes for Certificated Notes.”

As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such Global Note for all purposes under the Indenture and the notes. Except in the limited circumstances described under “—Exchange of Interests in Global Notes for Certificated Notes,” you will not be entitled to have any portion of a Global Note registered in your name, will not be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owner or holder of a Global Note (or any note represented thereby) under the Indenture or the notes for any purpose.

Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Company, the Trustee or any agent of the

Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

DTC has advised us that its current payment practice (for payments of principal, premium and interest) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interest in the Global Notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

Interests in the Global Notes will be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Direct Participants. Transfers between Direct Participants will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Crossmarket transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear’s or Clearstream’s respective nominee through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and UK time for Clearstream). Indirect Participants who hold an interest in the notes through Euroclear or Clearstream may not deliver instructions directly to Euroclear’s or Clearstream’s nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear’s or Clearstream’s behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC’s accounting records as of DTC’s settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See “—Exchange of Interests in Global Notes for Certificated Notes.”

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the underwriter or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or any of their Participants of their respective obligations under the rules and procedures governing any of their operations.

The information in this section concerning DTC, Euroclear and Clearstream, their respective Participants and the book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Interests in Global Notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a definitive note in registered, certificated form without interest coupons (a “Certificated Note”) except as set forth below.

An entire Global Note may be exchanged for Certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 90 days of such notice or of our becoming aware of such cessation;

(2) we, at our option (subject to DTC’s procedures), notify the Trustee in writing that we are electing to issue Certificated Notes; or

(3) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

In any such case, we will notify the Trustee in writing that, upon surrender by the Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Participants and DTC identify as being the beneficial owner of the related notes.

Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC’s customary procedures).

Any such exchange of beneficial interests in Global Notes for Certificated Notes will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount of the Global Note.

Neither the Company nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same-Day Settlement and Payment

The Indenture will require that payments in respect of the notes represented by a Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available same-day funds to DTC, who will credit such funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available same-day funds to the accounts specified by the holders thereof upon timely notice to the paying agent or, if no such account is so specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion only applies to an investor that acquires the notes pursuant to this offering at the price indicated on the cover of this prospectus supplement. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion is limited to investors that hold the notes as capital assets for United States federal income tax purposes. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law, such as banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, retirement plans, individual retirement accounts or other tax-deferred accounts, pension plans, subchapter S corporations, tax-exempt organizations, entities that are treated as partnerships for United States federal income tax purposes and their partners, dealers or traders in securities or currencies, expatriates and former long-term residents, persons whose “functional currency” is not the United States dollar and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any United States federal estate or gift tax consequences or any state, local or foreign tax consequences.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction, or under any applicable tax treaty.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for United States federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) a trust if it (i) is subject to the primary supervision of a United States court and the control of one or more United States persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (4) an estate, the income of which is subject to United States federal income tax regardless of its source.

The term “Non-United States Holder” means a beneficial owner (other than a partnership for United States federal income tax purposes) of notes that is not a United States Holder.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Consequences to United States Holders

Payment of interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for federal income tax purposes. In such case, interest on a note will generally be treated as ordinary income at the time it is paid or accrued in accordance with a United States Holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is more than a de minimis amount (as set forth in the Code), a United States Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, exchange, redemption or other taxable disposition of notes

A United States Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less any amount attributable to accrued but unpaid interest (including original issue discount, if any) not previously taken into income which will be treated as a payment of that interest) upon such sale, exchange, redemption or other taxable disposition and such United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will generally be equal to the amount paid for the note increased by accrued but unpaid interest (including original issue discount, if any) taken into income and decreased by any principal payments received with respect to a note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a United States Holder is treated as holding the note for more than one year, such gain or loss will generally be long-term capital gain or loss. Otherwise, such gain or loss will generally be short-term capital gain or loss. Under current law, for certain categories of non-corporate United States Holders (including individuals), long-term capital gain generally is subject to tax at a reduced rate of taxation. A United States Holder’s ability to deduct capital losses may be limited.

Additional payments

In certain circumstances (see “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event” and “Description of Notes—Optional Redemption”), we may be obligated to or elect to pay amounts in excess of stated interest or principal on the notes. If any such payment is treated as a contingent payment, subject to certain exceptions, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. Although the issue is not free from doubt, we intend to take the position that the possibility of such additional amounts payable on the notes does not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the optional redemption or mandatory offer to repurchase provisions as part of the yield to maturity of the notes. Our determination that this contingency is remote or incidental is binding on a United States Holder, unless such United States Holder explicitly discloses to the Internal Revenue Service (the “IRS”) on its tax return for the year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a United States Holder may be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a note. The discussion below assumes that the notes will not be treated as contingent payment debt instruments.

Medicare tax

For taxable years beginning after December 31, 2012, a United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States Holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be $125,000, $200,000 or $250,000, depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If a United States Holder is an individual, estate or trust, it should consult its tax advisor regarding the applicability of the Medicare tax to income and gains in respect of its investment in the notes.

Information reporting and backup withholding tax

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds from a sale of notes unless a United States Holder is an exempt recipient. Backup withholding will apply to those payments if a United States Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the United States Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a United States Holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

Stated interest

Subject to the discussions below concerning backup withholding and FATCA (as defined below), a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the notes provided that the Non-United States Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a “controlled foreign corporation” related to us directly or constructively through stock ownership, (C) is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (D) satisfies certain certification requirements. Such certification requirements will generally be met if (A) the Non-United States Holder provides its name and address, and certifies on IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-United States Holder certify on Form W-8IMY, under penalties of perjury, that such certification from the Non-United States Holder has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person. If a Non-United States Holder cannot satisfy the requirements outlined above, then interest on the notes will generally be subject to United States withholding tax at a 30% rate unless such Non-United States Holder provides us with (A) a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (B) a properly executed IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

If a Non-United States Holder is engaged in a trade or business in the United States. and interest on the notes is effectively connected with the conduct of that trade or business, and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base, then, although the Non- United States Holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, such Non-United States Holder will be subject to United States federal income tax on that interest on a net-income basis in the same manner as if such Non-United States Holder were a United States Holder, as described above. In addition, if a Non-United States Holder is a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

Disposition of the notes

Subject to the discussions below concerning backup withholding and FATCA, a Non-United States Holder will not be subject to United States federal income tax with respect to gain recognized on the disposition of the notes unless:

■

the gain is effectively connected with the conduct of a United States trade or business (and, where an income tax treaty applies, is attributable to a Untied States permanent establishment or fixed base); or

■	the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

A Non-United States Holder described in the first bullet point above will generally be subject to United States federal income tax on any gain recognized on the disposition of the notes on a net-income basis in the same manner as if such Non-United States Holder were a United States Holder as described above. In addition, if a Non-United States Holder is a foreign corporation, such effectively connected income may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty.

If a Non-United States Holder is described in the second bullet point above, any gain realized from the sale, exchange, redemption, retirement or other taxable disposition of the notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain United States source capital losses.

Information reporting and backup withholding tax

We must report annually to the IRS and to a Non-United States Holder the amount of interest paid to the Non-United States Holder and the amount of tax, if any, withheld with respect to such interest. Unless the Non-United States Holder complies with certification procedures to establish that the Non-United States holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. The IRS may make this information available to the tax authorities in the country in which the Non-United States Holder is a resident.

In addition, a Non-United States Holder may be subject to backup withholding with respect to interest payments on a note or the proceeds from disposition of a note, unless, generally, the Non-United States Holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the Non-United States Holder is not a United States person or the Non-United States Holder otherwise establishes an exemption.

Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note are as follows:

■

If the proceeds are paid to or through the United States office of a broker, a Non-United States Holder generally will be subject to backup withholding tax and information reporting unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

■

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have one of certain specified United States connections, a Non-United States Holder generally will not be subject to backup withholding tax or information reporting.

■

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or that has one of the specified United States connections, a Non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

Enacted in 2010, the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on interest income paid on a debt obligation after June 30, 2014 and on the gross proceeds from the sale or other disposition of a debt obligation occurring after December 31, 2016 unless (i) in the case of a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), (ii) in the case of a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, or (iii) the payee is otherwise exempt from, or deemed compliant with, the requirements of FATCA.

Under final Treasury regulations and recent pronouncements, this new withholding tax will not apply to a debt obligation outstanding on July 1, 2014, unless such debt obligation undergoes a “significant modification” (within the meaning of Section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date. Investors are encouraged to consult with their own tax advisors regarding the implications of FATCA on their investment in a note.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Jefferies LLC, or the underwriter, has agreed to purchase from us the entire principal amount of notes offered hereby.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent. We have agreed to indemnify the underwriter and each of its controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect to those liabilities. The underwriter is obligated under the underwriting agreement to purchase all of the notes if any of the notes are purchased.

The notes will initially be offered at the price indicated on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms of the notes may be changed at any time without notice.

The following table shows the underwriting discounts we will pay to the underwriter:

Notes
Per note		%
Total	$

We estimate that our expenses for this offering, excluding underwriting discounts, will be approximately $  .

The notes will constitute a new class of securities with no established trading market. The underwriter has advised us that, following the completion of this offering, it intends to make a market in the notes as permitted by applicable laws and regulations. However, the underwriter is not obligated to do so, and may discontinue any market making activities with respect to the notes at any time in its sole discretion. Accordingly, no assurance can be given that a liquid trading market will develop for the notes, that you will be able to sell any of the notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may bid for and purchase notes in the open market to stabilize the price of the notes. The underwriter also may overallot the offering, creating a short position, by selling more notes than we have sold to it and may bid for and purchase notes in the open market to cover the short position. In addition, the underwriter may bid for and purchase notes in market-making transactions. These activities may stabilize or maintain the market price of the notes at levels above that which might otherwise prevail in the open market in the absence of those transactions.

Selling Restrictions

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us and has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area

This document has been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make any offer of the notes within the European Economic Area should only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus for such offer. Neither we, nor the underwriter have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer.

In relation to each Relevant Member State, no offer of any notes which are the subject of the offering contemplated by this document has been or will be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

CONFLICT OF INTEREST

Jefferies LLC, the principal operating subsidiary of Jefferies Group LLC, our wholly-owned subsidiary, is a member of FINRA and will participate in the distribution of the notes. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 regarding conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. Jefferies LLC will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the notes offered hereby on behalf of us. Certain legal matters will be passed upon for the underwriter by White & Case LLP, New York, New York.

EXPERTS

The financial statements and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Leucadia for the year ended December 31, 2012, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Jefferies Group LLC as of November 30, 2012 and 2011 and for the years ended November 30, 2012 and 2011, and for the eleven month period ended November 30, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is filed with the Annual Report on Form 10-K of Leucadia for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement.

The consolidated balance sheet of AmeriCredit Corp. and subsidiaries as of June 30, 2010 and the related consolidated statements of operations and comprehensive operations, shareholders’ equity, and cash flows for the year then ended incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Leucadia for the year ended December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus supplement.

Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.leucadia.com.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

Leucadia National Corporation
520 Madison Avenue
New York, New York 10022
Attention: Corporate Secretary
Telephone: (212) 460-1900

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. This prospectus supplement and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

■	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on February 25, 2013;

■	our Quarterly Reports on Form 10-Q for the period ended March 31, 2013, filed on May 9, 2013 and for the period ended June 30, 2013, filed on August 6, 2013;

■

our Definitive Proxy Statement on Schedule 14A filed on June 27, 2013, as amended, but only to the extent that such information was incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012; and

■

our Current Reports on Form 8-K and Form 8-K/A filed on January 24, 2013, February 1, 2013, February 15, 2013, February 25, 2013, March 1, 2013, March 8, 2013, March 22, 2013, April 9, 2013, April 29, 2013, May 9, 2013, May 10, 2013, June 26, 2013, July 10, 2013, July 25, 2013, July 31, 2013, August 6, 2013, August 23, 2013, October 9, 2013 and October 15, 2013.

You may also request a copy of these filings at no cost by writing or telephoning us at the address indicated above. We will not send exhibits to our filings, however, unless we specifically have incorporated those exhibits by reference in this prospectus supplement or the accompanying prospectus or a document incorporated in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Leucadia National Corporation

Common Shares
Preferred Shares
Debt Securities
Warrants
Purchase Contracts
Units

We and/or selling securityholders may offer and sell shares of our common shares, par value $1.00 per share, and we may offer and sell shares of our preferred shares, par value $1.00 per share, senior and/or subordinated debt securities, warrants, purchase contracts or units from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. The debt securities may consist of debentures, notes or other types of debt. The purchase contracts may obligate you to purchase common shares, preferred shares, debt securities or warrants from us or other securities of ours or debt or equity securities of one or more other entities. The units may consist of common shares, preferred shares, debt securities, warrants or purchase contracts or other securities of ours or debt or equity securities of one or more other entities. The preferred shares, debt securities, warrants, purchase contracts and units may be convertible or exercisable or exchangeable for our common shares, preferred shares or other securities of ours or debt or equity securities of one or more other entities. Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

We and/or selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any proceeds of any sale by any selling securityholder. The prospectus supplement will provide the specific terms of the plan of distribution.

This prospectus may be used in connection with market-making transactions in our common shares, preferred shares, debt securities, warrants, purchase contracts and units. Unless you are advised otherwise, this prospectus is being used in a market-making transaction. Please see the “Plan of Distribution” section on page 8 of this prospectus. Leucadia National Corporation does not expect to receive any proceeds from market-making transactions. Leucadia National Corporation does not expect that any affiliate of ours that engages in these transactions will pay any proceeds from its market- making resales to Leucadia National Corporation.

Our common shares are listed on the New York Stock Exchange under the symbol “LUK.”

Investing in our securities involves risks. Please see the “Risk Factors” section on page 4 of this prospectus and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 2, 2013

EXPLANATORY NOTE

The prospectus contained herein relates to all of the following:

•	the initial offering of common shares, preferred shares, debt securities, warrants, purchase contracts and units issuable by Leucadia National Corporation;

•	the offering of such securities by the holders thereof; and

•

market-making transactions from time to time in (1) the securities described above after they are initially offered and sold and (2) the securities of one or more of the same classes that were initially registered under registration statements previously filed by the registrant and that were initially offered and sold prior to the date of the prospectus contained herein (but are now registered hereunder with respect to ongoing market-making transactions).

When the prospectus is delivered to an investor in an initial or a secondary offering described above, the investor will be informed of that fact in the confirmation of sale or in a prospectus supplement. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

To the extent required, the information in the prospectus, including financial information, will be updated at the time of each offering. Upon each such offering, a prospectus supplement to this base prospectus will be filed.

You should rely only on information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus specifying the final terms of a particular offering. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement or any free writing prospectus specifying the final terms of a particular offering is accurate as of any date other than the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we and/or selling securityholders may sell, at any time and from time to time, in one or more offerings, our common shares, preferred shares, debt securities, warrants, purchase contracts or units as described in this prospectus or any accompanying prospectus supplement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as any accompanying prospectus supplements. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any accompanying prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus, any accompanying prospectus supplement, or any free writing prospectus, nor any sale made under this prospectus, any accompanying prospectus supplement or any free writing prospectus will, under any circumstances, imply that the information in this prospectus, any accompanying prospectus supplement or any free writing prospectus is correct as of any date after the date of this prospectus, any such accompanying prospectus supplement or any such free writing prospectus, as the case may be. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus, any earlier prospectus supplements and any earlier free writing prospectus.

Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to “Leucadia,” “we,” “us,” “our,” “our company” or “the company” refer to Leucadia National Corporation, a New York corporation and its direct and indirect subsidiaries.

CAUTIONARY STATEMENT FOR FORWARD-LOOKING INFORMATION

Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, development costs, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this prospectus, the words “will,” “could,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends” and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those risks and other factors discussed or identified from time to time in our public filings, including without limitation our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2013 and June 30, 2013, such as:

•	potential acquisitions and dispositions of our operations and investments could change our risk profile;

•	recent changes in our key executives could cause our investments to be less successful than in the past;

•	the effect of recent legislation and new pending regulation under the Dodd-Frank Act on Jefferies (as defined below);

•	international legal, regulatory, political and economic and other risks associated with Jefferies business;

•	new financial legislation that could adversely affect Jefferies revenues and profitability, impose additional costs on operations or require changes in business practices;

•	economic downturns, including a downgrade of the U.S. credit rating and Europe’s debt crisis, or a prolonged recession;

•	price volatility and price declines in Jefferies debt securities and loss of revenues, clients and employees as a result of unfounded allegations;

•	credit-rating agency downgrades;

•	risks of loss relating to Jefferies principal trading and investments;

•	credit risk associated with nonperformance by Jefferies counterparties or customers;

•	a disruption of Jefferies business due to systems processing or other operational failures;

•	risk associated with Jefferies hedging and derivative transactions;

•	risks associated with the increased volatility in raw material prices and the availability of key raw materials;

•	outbreaks of disease affecting livestock;

•	product liability due to contaminated beef;

•	volatility in the volume and prices at which beef products are sold;

•	political and economic risks in foreign countries where National Beef Packing Company, LLC (“National Beef”) operates as well as foreign currency fluctuations;

•	costs to comply with environmental regulations;

•	failure to profitably grow National Beef’s case ready business;

•	failure to comply with government laws and regulations and costs associated with compliance;

•	unfavorable labor relations with our employees;

•	declines in the U.S. housing and commercial real estate markets;

•	reliance on patronage from the Gulf Coast region for our gaming entertainment business;

•	an inability to insure certain risks economically;

•	increases in mortgage interest rate levels or the lack of available consumer credit for our real estate development projects;

•	obtaining significant funding, regulatory approvals and purchase commitments from third parties to develop large scale energy projects;

•	ability to maintain certain specified credit ratings to keep mortgage servicing rights for our 50% equity interest in Berkadia Commercial Mortgage LLC’s (“Berkadia”) business;

•	risks associated with originating certain loans for Fannie Mae;

•	the inability of Sangart, Inc. (“Sangart”) to obtain significant funding for medical product development and clinical trial activities;

•	changes in existing government and government-sponsored mortgage programs and the loss of or changes in Berkadia’s relationships with the related governmental bodies;

•	exposure to credit and interest rate risks from Berkadia’s non-governmental loan programs;

•	the inability of Berkadia to repay its commercial paper borrowings;

•	declines in revenues from new and used car sales;

•	volatility in the value of our owned financial instrument portfolio;

•	intensified competition in the operation of our businesses or for skilled management and other employees;

•	weather related conditions and significant natural disasters, including hurricanes, tornadoes, windstorms, earthquakes and hailstorms;

•	the security of our information technology systems and those of our third party providers;

•	liability associated with legal proceedings;

•	ability to generate sufficient taxable income to fully realize tax benefits attributable to our net operating losses (“NOLs”);

•	changes in government tax policies in foreign and domestic jurisdictions; and

•	dividend payments on our common shares.

Accordingly, we caution you against relying on forward-looking statements, which are applicable only as of the date of this prospectus or any incorporated document in which they are contained. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or to reflect the occurrence of unanticipated events.

OUR COMPANY

We are a diversified holding company engaged through our consolidated subsidiaries in a variety of businesses. On March 1, 2013, Jefferies Group LLC (“Jefferies”), a global full-service, integrated securities and investment banking firm, became our wholly-owned subsidiary. We are also engaged in beef processing, manufacturing, gaming entertainment, real estate activities and medical product development. We also own equity interests in operating businesses which are accounted for under the equity method of accounting. We concentrate on return on investment and cash flow to maximize long- term shareholder value. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses. Changes in the mix of our businesses and investments should be expected.

Jefferies principal operating subsidiary, Jefferies LLC (formerly Jefferies & Company, Inc.), was founded in the United States in 1962 and its first international operating subsidiary, Jefferies International Limited, was established in the United Kingdom in 1986.

Our beef processing operations are conducted through our 78.9% interest in National Beef. National Beef processes, packages and delivers fresh and frozen beef and beef by-products for sale to customers in the United States and international markets.

Our manufacturing operations are conducted through Idaho Timber, LLC (“Idaho Timber”) and Conwed Plastics, LLC (“Conwed Plastics”). Idaho Timber is headquartered in Boise, Idaho and primarily remanufactures dimension lumber and remanufactures, packages and/or produces other specialized wood products. Conwed Plastics manufactures and markets lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, packaging, agricultural, carpet padding, filtration and consumer products.

Our gaming entertainment operations are conducted through Premier Entertainment Biloxi LLC, which is the owner of the Hard Rock Hotel & Casino Biloxi, located in Biloxi, Mississippi.

Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land.

Our medical product development operations are conducted through Sangart. Sangart is developing a product called MP4OX, which is a solution of cell-free hemoglobin administered intravenously to provide rapid oxygen delivery to oxygen deprived tissues.

Our principal executive offices are located at 520 Madison Avenue, New York, New York 10022. Our telephone number is (212) 460-1900. Our website is http://www.leucadia.com. The information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

USE OF PROCEEDS

The use of proceeds will be specified in the applicable prospectus supplement. We will not receive any proceeds from the sale of any securities by selling securityholders.

Leucadia National Corporation does not expect to receive any proceeds from market-making transactions. Leucadia National Corporation does not expect that any affiliate of ours that engages in these market-making transactions will pay any proceeds from its market-making resales to Leucadia National Corporation.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2013
		2012	2011	2010	2009(b)	2008(b)
Ratio of Earnings to Fixed Charges(a)	2.83	10.98	6.90	7.12	N/A	N/A

Notes:

(a)	Fixed charges include amounts related to continuing and discontinued operations.

(b)	For the years ended December 31, 2009 and 2008, “fixed charges” exceeded earnings by $253,500,000 and $286,500,000, respectively.

DESCRIPTION OF CAPITAL STOCK

The rights of Leucadia shareholders are governed by the Business Corporation Law of the State of New York, or NYBCL, and the restated certificate of incorporation of Leucadia, as amended from time to time, and Leucadia’s amended and restated bylaws. The following description of our common stock does not purport to be complete and is subject in all respects to applicable New York law and is qualified by reference to the provisions of our restated certificate of incorporation, as amended, and our amended and restated bylaws. Copies of our restated certificate of incorporation and amended and restated bylaws will be sent to shareholders upon request. See “Where You Can Find More Information.”

Authorized Capital

Leucadia is authorized to issue 606,000,000 shares, which consist of 600,000,000 common shares, par value $1.00 per share and 6,000,000 preferred shares, par value $1.00 per share. Holders of Leucadia common shares have no preemptive rights to purchase or subscribe for any shares or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Leucadia common shares.

As of September 30, 2013, Leucadia has outstanding 364,566,638 common shares and a series of 3.25% Cumulative Convertible Preferred Shares ($125.0 million at mandatory redemption value) that are convertible into 4,162,200 common shares at an effective conversion price of $30.03 per share.

Dividend Rights

Subject to the rights of the holders of any preferred shares that may be outstanding, holders of Leucadia common shares are entitled to receive dividends as may be declared by Leucadia’s board of directors out of funds legally available to pay dividends. Holders of Leucadia common shares have no cumulative voting rights.

Voting Rights

Each holder of Leucadia common shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of Leucadia shareholders.

Preemptive Rights, Conversion and Redemption

Holders of Leucadia common shares have no preemptive rights to purchase or subscribe for any shares or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Leucadia common shares.

Liquidation Rights

In the event of any liquidation, dissolution or other winding-up of Leucadia, whether voluntary or involuntary, and after the holders of the Leucadia preferred shares shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders will be entitled have been deposited in trust with a bank or trustee having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $50,000,000, for the benefit of the holders of the Leucadia preferred shares, the remaining net assets of Leucadia shall be distributed pro rata to the holders of the Leucadia common shares.

Listing

Leucadia common shares are currently listed on the NYSE under the symbol “LUK.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for Leucadia common shares.

Transfer Restrictions

General. In order to protect our significant NOLs and other tax attributes, our common shares are subject to certain transfer restrictions contained in Leucadia’s certificate of incorporation. The transfer restrictions generally impose restrictions on the transfer of our common shares to designated persons and the issuance of our common shares to certain target shareholders in connection with acquisition transactions.

Tax Law Limitations. The benefit of a company’s existing tax loss and credit carryovers, as well as the benefit of built-in losses, can be reduced or eliminated under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Section 382 limits the use of losses and other tax benefits by a company that has undergone an “ownership change,” as defined in Section 382 of the Code. Generally, an “ownership change” occurs if one or more shareholders, each of whom owns 5% or more in value of a company’s capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company’s capital stock are generally treated together as one 5% shareholder. In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities and also attribute ownership between and among certain family members, are applied in determining the level of stock ownership of a particular shareholder. Options (including warrants and other rights) to acquire capital stock may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests. All percentage determinations are based on the fair market value of a company’s capital stock, including any preferred shares that are voting or convertible (or that otherwise participate in corporate growth).

If an “ownership change” were to occur in respect of the company or any of its subsidiaries or subsidiary groups, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other tax attributes existing (or “built-in”) prior to such “ownership change” could not exceed an amount equal to the product obtained by multiplying (1) the aggregate value of the company, the subsidiary or the subsidiary group that underwent the “ownership change” by (2) the federal long-term tax exempt rate. Because the aggregate value of the company or any of its subsidiaries, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income that could be offset by such NOLs or other tax attributes (and “built-in” losses) were an “ownership change” to occur in the future. However, if such limitation were to exceed the taxable income against which it otherwise would be applied for any year following an “ownership change,” the limitation for the ensuing year would be increased by the amount of such excess.

Description of Transfer Restrictions. Leucadia’s certificate of incorporation generally restricts until December 31, 2024 (or earlier, in certain events) any (1) attempted transfer of our common shares or any other securities that would be treated as our “stock” under the applicable tax regulations (referred to as “Leucadia Shares”) or (2) issuance of Leucadia Shares by us to a target shareholder in connection with an acquisition transaction (referred to as an “acquisition issuance”) if any person or group of persons would become a “5% shareholder” under the tax regulations or would be treated as owning 5% or more of our common shares as a result of such transfer or issuance. The transfer restrictions also restrict any attempted transfer or acquisition issuance of Leucadia Shares if such attempted transfer or acquisition issuance would increase the ownership percentage, as determined under applicable tax regulations, of any person or group of persons who is a “5% shareholder” or is otherwise treated as owning 5% or more of our common shares. This would include, among other things, an attempted acquisition of Leucadia Shares from an existing 5% shareholder. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Code will be applied in determining whether the 5% thresholds have been met and whether a group exists. The transfer restrictions may also apply to proscribe the creation or transfer of certain “options,” which are broadly defined, in respect of the Leucadia Shares.

The transfer restrictions will restrict a shareholder’s ability to acquire additional Leucadia Shares in excess of the specified limitations. Furthermore, in the case of certain large shareholders, the ability to dispose of Leucadia Shares currently held, or any other Leucadia Shares which the shareholder may acquire, may be restricted as a result of the transfer restrictions.

Generally, the restriction is imposed only with respect to the number of Leucadia Shares, or options with respect to Leucadia Shares (referred to as “Excess Shares”), purportedly transferred or otherwise deliverable in an acquisition issuance in excess of the thresholds established in the transfer restrictions. In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee, in the case of a transfer, or the company or the applicable target shareholder, in the case of an acquisition issuance, obtains the approval of Leucadia’s board of directors.

Except for acquisition issuances, acquisitions of Leucadia Shares directly from us, whether by way of option exercise or otherwise, are not subject to the transfer restrictions. Consequently, persons or entities that are able to acquire Leucadia Shares directly from us, other than in an acquisition issuance, including our employees, officers and directors, may do so without application of the transfer restrictions, irrespective of the number of Leucadia Shares they are acquiring. As a result, those persons or entities dealing directly with us may be seen to receive an advantage over persons or entities that are not able to acquire Leucadia Shares directly from us and, therefore, are restricted by the terms of the transfer restrictions. It should be noted, however, that any direct acquisitions of Leucadia Shares from us first requires board approval and, in granting such approval, the board will review the implications of any such issuance for our NOLs and other tax attributes.

Leucadia’s board of directors has the discretion to approve a transfer or acquisition issuance of Leucadia Shares that would otherwise violate the transfer restrictions. Nonetheless, if the board of directors decides to permit a transfer or acquisition issuance that would otherwise violate the transfer restrictions, that transfer or acquisition issuance could, under the tax rules, be aggregated with other transfers or acquisition issuances and could result in an “ownership change” that would limit the use of our tax attributes. The board of directors intends to consider any attempted transfer or acquisition issuance individually and determine at the time whether it is in the best interest of our company, after consideration of any factors that the board deems relevant, to permit the transfer or acquisition issuance notwithstanding that an “ownership change” may occur.

Leucadia’s certificate of incorporation further provides that all certificates representing Leucadia Shares bear the following legend:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF LEUCADIA NATIONAL CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”

In accordance with the transfer restrictions, we will not permit any of our employees or agents, including the transfer agent, to record any transfer or acquisition issuance of Excess Shares. As a result, requested transfers of Leucadia Shares may be delayed or refused.

Leucadia’s certificate of incorporation provides that any transfer or acquisition issuance attempted in violation of the restrictions shall be void ab initio, even if the transfer or acquisition issuance has been recorded by the transfer agent and new certificates issued. The purported transferee or purported holder of the Leucadia Shares is not entitled to any rights of a shareholder with respect to the Excess Shares, including the right to vote the Excess Shares, or to receive dividends or distributions in liquidation in respect thereof, if any.

If an acquisition issuance would result in the delivery of Excess Shares to a target shareholder, the company is required to deliver the Excess Shares to an agent designated by Leucadia’s board of directors instead of the target shareholder who would otherwise receive the Excess Shares in connection with the acquisition issuance. Similarly, if Leucadia’s board of directors determines that a purported transfer or acquisition issuance has violated the transfer restrictions, we will require the purported transferee or purported holder to surrender the Excess Shares, and any dividends the purported transferee or purported holder has received on the Excess Shares, to an agent designated by Leucadia’s board of directors. In each case, the agent will then sell the Excess Shares in one or more arm’s-length transactions, executed on the NYSE, if possible, to a buyer or buyers, which may include us; provided that nothing will require the agent to sell the Excess Shares within any specific time frame if, in the agent’s discretion, the sale would disrupt the market for the Leucadia Shares or have an adverse effect on the value of the Leucadia Shares. If the purported transferee or purported holder has sold the Excess Shares before receiving our demand to surrender the Excess Shares, the purported transferee or purported holder generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee or purported holder has received on the Excess Shares. From any net sales proceeds or amounts received from a purported transferee or purported holder, which in certain circumstances may be reduced by the agent’s expenses, the agent will reimburse the purported transferee or purported holder for the price paid for the Excess Shares or the fair market value of the Excess Shares as of the close of the day prior to the acquisition issuance or the attempted transfer to the purported transferee by gift, inheritance or similar transfer. Any remaining proceeds will then be paid to one or more charities selected by Leucadia’s board of directors.

The transfer restrictions and related provisions contained in Leucadia’s amended and restated bylaws may be deemed to have an “anti-takeover” effect because they restrict the ability of a person or entity, or group of persons or entities, to accumulate in the aggregate 5% or more of the total value of the Leucadia Shares or 5% or more of our common shares and the ability of persons, entities or groups whose ownership of Leucadia Shares meets either of these thresholds to acquire additional Leucadia Shares. The transfer restrictions discourage or prohibit accumulations of substantial blocks of shares for which shareholders might receive a premium above market value.

Notwithstanding the restrictions, however, there remains a risk that certain changes in relationships among shareholders or other events will cause a change of ownership to occur under Section 382 of the Code. Further, there can be no assurance, in the event transfers or acquisition issuances in violation of the transfer restrictions are attempted, that the Internal Revenue Service will not assert that those transfers or acquisition issuances have federal income tax significance notwithstanding the transfer restrictions. As a result, the transfer restrictions serve to reduce, but not necessarily eliminate, the risk that Section 382 of the Code will cause the limitations described above on the use of our tax attributes.

We have been advised by our counsel that absent a court determination, (1) there can be no assurance that the transfer restriction will be enforceable against all of our shareholders and (2) the transfer restriction may be subject to challenge on equitable grounds.

However, it should be noted that we have had transfer restrictions of this nature in place since 1992 and they have not been challenged to date.

The determination of 5% shareholder status is based upon a holder’s percentage ownership, taking into account certain rules of attribution, of the total value of the aggregate outstanding Leucadia Shares or our common shares. Future changes in the capitalization of Leucadia may affect who will be deemed a 5% shareholder, thereby affecting the applicability of the transfer restrictions to future transfers or acquisition issuances of Leucadia Shares.

Holders are advised to carefully monitor their ownership of our common shares (and any securities of Leucadia that may constitute Leucadia Shares for purposes of the transfer restrictions) and should consult their own legal advisors and/or Leucadia to determine whether their ownership approaches the prohibited level.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any debt securities, warrants, purchase contracts or units that may be offered pursuant to this prospectus.

If you purchase any of the securities described in this prospectus, any prospectus supplement or any free writing prospectus in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Jefferies LLC or one of our other affiliates resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of the security.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

CONFLICTS OF INTEREST

Jefferies LLC, our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority, Inc. (FINRA) and may participate in distributions of the offered securities. Accordingly, offerings of securities in which Jefferies LLC participates will conform to the requirements set forth in FINRA Rule 5121. Furthermore, any underwriters offering the securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

MARKET-MAKING RESALES BY AFFILIATES

This prospectus may be used by Jefferies LLC in connection with offers and sales of the securities in market-making transactions (and offers and sales of any other securities covered by this prospectus, including securities issued under previous registration statements, and underlying such securities that are incidental to such market-making activity). In a market-making transaction, Jefferies LLC may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Jefferies LLC may act as principal or agent, including as agent for the counterparty in a transaction in which Jefferies LLC acts as principal, or as agent for both counterparties in a transaction in which Jefferies LLC does not act as principal. Jefferies LLC may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Jefferies Group LLC may also engage in transactions of this kind and may use this prospectus for this purpose.

Leucadia National Corporation does not expect to receive any proceeds from market-making transactions. Leucadia National Corporation does not expect that Jefferies LLC or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Leucadia National Corporation.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless you are advised otherwise, this prospectus is being used in a market-making transaction.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The financial statements and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Leucadia for the year ended December 31, 2012, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Jefferies Group LLC as of November 30, 2012 and 2011 and for the years ended November 30, 2012 and 2011, and for the eleven month period ended November 30, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is filed with the Annual Report on Form 10-K of Leucadia for the year ended December 31, 2012, which is incorporated by reference in this prospectus.

The consolidated balance sheet of AmeriCredit Corp. and subsidiaries as of June 30, 2010 and the related consolidated statements of operations and comprehensive operations, shareholders’ equity, and cash flows for the year then ended incorporated in this prospectus by reference from the Annual Report on Form 10-K of Leucadia for the year ended December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus.

Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.leucadia.com.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

Leucadia National Corporation
520 Madison Avenue
New York, New York 10022
Attention: Corporate Secretary
Telephone: (212) 460-1900

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on February 25, 2013;

•	our Quarterly Reports on Form 10-Q for the period ended March 31, 2013, filed on May 9, 2013, and for the period ended June 30, 2013, filed on August 6, 2013;

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our Definitive Proxy Statement on Schedule 14A filed on June 27, 2013, as amended, but only to the extent that such information was incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012;

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our Current Reports on Form 8-K filed on January 24, 2013, February 1, 2013, February 15, 2013, February 25, 2013, March 1, 2013, March 8, 2013, March 22, 2013, April 9, 2013, April 29, 2013, May 9, 2013, May 10, 2013, June 26, 2013, July 10, 2013, July 25, 2013, July 31, 2013, August 6, 2013, and August 23, 2013; and

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Solely with regard to the securities covered by this prospectus that were initially offered and sold under previously filed registration statements of and that from time to time may be reoffered and resold in market-making transactions under this prospectus, the information in the prospectus supplements relating to those securities that were previously filed by us in connection with its initial offer and sale (except to the extent that any such information has been modified or superseded by other information included or incorporated by reference in this prospectus).

You may also request a copy of these filings at no cost by writing or telephoning us at the address indicated above. We will not send exhibits to our filings, however, unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement or a document incorporated in this prospectus or an accompanying prospectus supplement.

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Leucadia National Corporation

$  % Senior Notes due 2023

PROSPECTUS SUPPLEMENT
, 2013

Jefferies